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                                OPTION AGREEMENT

         THIS OPTION AGREEMENT (the "Agreement") dated as of the 3rd day of June, 1997, between FNB CORP. ("FNB"), a North Carolina corporation, and HOME SAVINGS BANK OF SILER CITY, INC., SSB ("Home Savings"), a North Carolina state savings bank.

                                RE C I T A L S :

         WHEREAS, the Boards of Directors of FNB and Home Savings have approved an Agreement and Plan of Reorganization and Merger (the "Merger Agreement"), dated as of the date hereof, between FNB and Home Savings, providing for the merger (the "Merger") of Home Savings into First National Bank and Trust Company, a wholly owned subsidiary of FNB ("First National"), which Merger Agreement has been executed by the parties concurrently with this Agreement, and

         WHEREAS, as a condition to FNB's execution of the Merger Agreement, and in consideration thereof, Home Savings has agreed to grant to FNB the option set forth herein;

         NOW, THEREFORE, in consideration of the premises herein contained, the parties hereto, intending to be legally bound, agree as follows:

         1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Merger Agreement.

         2. Grant of Option. Home Savings hereby grants to FNB an option (the "Option") to purchase up to 183,615 shares of authorized but unissued shares of Home Savings common stock, par value $1.00 per share (the "Home Savings Common Stock"), at a price of $12.50 per share (the "Exercise Price") payable in cash as provided in Section 4 below; provided, however, that such number of shares shall be reduced if and to the extent necessary so that the number of shares for which this Option is exercisable shall not exceed 19.9% of the issued and outstanding Home Savings Common Stock as of the date hereof. The number of shares of Home Savings Common Stock that may be received upon the exercise of this Option is subject to adjustment as set forth herein.

         3.       Exercise of Option.

         (a) Subject to compliance with applicable laws and regulations, and unless FNB shall have breached in any material respect and failed to cure any covenant or representation in the Merger Agreement, FNB may exercise the Option, in whole or in part, at any time or from time to time following the occurrence of a Purchase Event (as defined below) and prior to the occurrence of a Termination Event (as defined below).

         (b)  (i) As used herein, a "Purchase Event" shall mean when:




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                         (A) Home Savings shall have authorized, recommended,
                  proposed or publicly announced an intention to authorize, recommend or propose a transaction with a person (other than FNB or First National) to, or entered into an agreement with a person (other than FNB or First National) to: (a) effect a merger or consolidation with, or enter into any similar business combination with, Home Savings, (b) sell, lease or otherwise dispose of the assets of Home Savings to such person, aggregating 15 percent or more of the consolidated assets of Home Savings (other than a sale of loan receivables in a financing transaction in the normal course of business consistent with past practices), or (c) issue, sell or otherwise dispose of to such person (including by way of merger, consolidation, share exchange or any similar transaction) securities representing more than 15 percent of the voting power of Home Savings; or

                         (B) any person other than FNB or First National shall
                  have acquired beneficial ownership of more than 15 percent of the outstanding shares of Home Savings Common Stock; or any person shall have merged, consolidated with or consummated a similar transaction with Home Savings or any person shall have purchased, leased or otherwise acquired 15 percent or more of the assets of Home Savings (other than a sale of loan receivables in a financing transaction in the normal course of business consistent with past practices); or

                         (C) a bona fide proposal is made by any person (other
                  than FNB or First National) by public announcement or written communication that is or becomes the subject of public disclosure, or disclosure in an application to any federal or state regulatory authority, to (a) acquire, merge or consolidate with, or enter into any similar transaction with Home Savings, (b) purchase, lease or otherwise acquire 10 percent or more of the assets of Home Savings (other than a sale of loan receivables in a financing transaction in the normal course of business consistent with past practices), or
                  (c) purchase or otherwise acquire (including by way of tender offer, merger, consolidation, share exchange, tender or exchange offer or any similar transaction) securities representing more than 10 percent of the voting power of Home Savings.

                  (ii) The term "person" shall have the meaning specified in
         Section 3(a)(9), and "beneficial ownership" shall have the meaning specified under Section 13(d)(3), of the Securities Exchange Act of 1934, as amended.

         (c) Home Savings shall notify FNB promptly in writing of the occurrence of any transaction, offer or event giving rise to a Purchase Event.

         (d) In the event FNB determines to exercise the Option, it shall send to Home Savings a written notice (an "Exercise Notice," the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares of Home Savings Common Stock

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FNB will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase with respect to such exercise (the "Option Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, if prior notification to, or approval of, any federal or state regulatory agency is required in connection with such purchase, FNB, and Home Savings if required by applicable law, shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which the last required notification period has expired or been terminated or such approvals have been obtained and any requisite waiting periods shall have passed.

         (e) The Option shall expire and terminate, to the extent not previously exercised, upon the earliest to occur of the following (each a "Termination Event"):

                  (i)   the Effective Time of the Merger; or

                  (ii) the termination of the Merger Agreement without a Purchase Event having occurred, other than a termination based upon, following, or in connection with, either (A) a willful and material breach by Home Savings of any of its covenants or agreements in the Merger Agreement, or (B) the failure of Home Savings to obtain shareholder approval of the transactions contemplated by the Merger Agreement by the vote required under applicable law; or

                  (iii) 18 months after the first occurrence of a Purchase Event; or

                  (iv) 36 months after the date hereof.

         (f) Notwithstanding the termination of the Option, FNB shall be entitled to purchase any shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the termination of the Option. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

         4.       Payment and Delivery of Certificates.

         (a) On each Option Closing Date, FNB shall pay to Home Savings the aggregate purchase price for the shares being purchased on that Option Closing Date in immediately available funds by a wire transfer to a financial institution designated by Home Savings.


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         (b) At each closing relating to an exercise of the Option, simultaneously with the delivery of cash by FNB as provided in subsection (a) with respect to the Option, Home Savings shall deliver to FNB a certificate or certificates representing the number of shares of Home Savings Common Stock purchased by FNB, and FNB shall deliver to Home Savings a letter agreeing that FNB will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement and providing such undertakings and representations as necessary for the issuance and sale of such shares to be exempt from registration under applicable securities laws.

         5. Representation by Home Savings. Home Savings hereby represents and warrants to, and covenants with, FNB as follows:

         (a) Home Savings has all requisite corporate power and authority to enter into this Option Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Option Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Home Savings. This Option Agreement has been duly executed and delivered by Home Savings and constitutes a valid and binding obligation of Home Savings, enforceable in accordance with its terms.

         (b) Home Savings has taken all necessary corporate action to authorize and reserve for issuance the full number of shares of Home Savings Common Stock issuable upon exercise of the Option, and shall continue to reserve such shares until the Option is exercised or until this Agreement is terminated as provided herein.

         (c) The shares of Home Savings Common Stock to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any shareholder of Home Savings, but subject to restrictions on transfer imposed by applicable securities laws.

         (d) The execution and delivery of this Option Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of any provision of the Articles of Incorporation or Bylaws of Home Savings or, subject to obtaining any approvals or consents contemplated hereby, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Home Savings or its properties or assets.




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         6. Adjustment upon Changes in Capitalization, etc. In the event of any change in the outstanding Home Savings Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the number of shares subject to the Option and the exercise price per share shall be adjusted appropriately so that the Option will entitle the holder thereof to acquire, at a price economically equivalent to the Exercise Price, all of the shares or other securities, property, or rights to which ownership of the underlying shares of Home Savings Common Stock would have entitled the holder had they been outstanding immediately prior to such change. In the event that any shares of Home Savings Common Stock are issued after the date of this Agreement other than in a transaction described in the first sentence of this Section 6 or upon the exercise of the Option, the number of shares subject to the Option shall be adjusted so that, immediately after such issuance, the number of shares subject to the Option (together with the number of shares previously issued under the Option) equals 19.9 percent of the number of the then-outstanding shares of Home Savings Common Stock. Nothing contained in this Section 6 shall be deemed to authorize Home Savings to breach any provision of the Merger Agreement.

         7. Registration Rights. Home Savings shall, upon request by FNB at any time and from time to time within two years of the first exercise of the Option, as expeditiously as possible, prepare and file an offering circular under the applicable regulations of the Office of Thrift Supervision or Federal Deposit Insurance Corporation or, if Home Savings is then subject to the registration provisions of the Securities Act, prepare and file a registration statement under the Securities Act, in order to permit the sale or other disposition of any or all shares or securities that have been acquired by or are issuable to FNB upon exercise of the Option in accordance with the intended method of sale or other disposition stated by FNB, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision. Home Savings shall use its best efforts to qualify such shares or other securities under any applicable state securities laws, to cause any such offering circular or registration statement to become effective, to obtain all consents or waivers of other parties which are required for such offering circular or registration statement, and to keep any such offering circular or registration statement updated and effective for such period not to exceed of 360 days from the day such offering circular or registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Home Savings hereunder may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of Home Savings shall have determined that the distribution of such offering circular or the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Home Savings. Any offering circular or registration statement prepared under this Section 7, and any sale covered thereby, shall be at Home Savings' expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of FNB's counsel related thereto. FNB shall provide all information reasonably requested by Home Savings for inclusion in any offering circular or registration statement to be prepared hereunder. If during the time periods referred to in the first sentence of this Section 7 Home Savings distributes an offering circular or effects a

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registration under the Securities Act of Home Savings Common Stock for its own
account or for any other shareholders of Home Savings (other than on Form S-4 or Form S-8, or any successor form), it shall first allow FNB the right to participate in such offering, and such participation shall not affect the obligation of Home Savings to effect the offering circulars or registration statements for FNB under this Section 7; provided that, if the managing underwriters of such offering advise Home Savings in writing that in their opinion the number of shares of Home Savings Common Stock requested to be included in such offering circular or registration statement exceeds the number which can be sold in such offering, Home Savings shall include the shares requested to be included therein by FNB only to the maximum extent such managing underwriter determines to be feasible. In connection with any offering circular or registration statement pursuant to this Section 7, Home Savings and FNB shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection therewith.

         8. Listing. If Home Savings Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the NASDAQ National Market or any other national market or exchange, Home Savings, upon the request of FNB, will promptly file an application to list the shares of Home Savings Common Stock or other securities to be acquired upon exercise of the Option on the NASDAQ National Market or such other market or exchange and will use its best efforts to obtain approval of such listing as soon as practicable.

         9. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of FNB, upon presentation and surrender of this Option Agreement at the principal office of Home Savings for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Home Savings Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Home Savings of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Home Savings will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Home Savings, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         10. Severability If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of

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Home Savings Common Stock provided in Section 2 hereof (as adjusted pursuant to
Section 6 hereof), it is the express intention of Home Savings to allow the holder to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

         11.      Miscellaneous.

         (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transaction contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) Entire Agreement. Except as otherwise expressly provided herein, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto, and their respective successor and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

         (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, without the express written consent of the other party, except that FNB may assign in whole or in part the Option and other benefits and obligations hereunder without limitation to any of its wholly owned subsidiaries and FNB may assign in whole or in part the Option and other benefits and obligations hereunder without limitation if a Purchase Event has occurred and FNB shall have delivered to Home Savings a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance reasonably satisfactory to Home Savings, to the effect that such assignment will not violate the requirements of the Securities Act; provided, that prior to any such assignment, FNB shall give written notice of the proposed assignment to Home Savings, and within 24 hours of receipt of such notice of a bona fide proposed assignment, Home Savings may purchase the Option at a price and on other terms at least as favorable to FNB as that set forth in the notice of assignment.

         (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight express or by facsimile transmission, addressed or directed as follows:


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                               If to Home Savings:

                               Home Savings Bank of Siler City, Inc., SSB
                               P.O. Box 316
                               300 East Raleigh Street
                               Siler City, North Carolina 27344
                               Attention: Edwin E. Bridges, President
                               Fax No.: (919) 742-2342

                               With a required copy to:

                               Moore & Van Allen, PLLC
                               One Hanover Square
                               Suite 1700
                               P.O. Box 26507
                               Raleigh, North Carolina 27611
                               Attention: Anthony Gaeta, Jr.
                               Fax No.: (919) 828-4252

                               If to FNB:

                               FNB Corp.
                               P.O. Box 1328 (27204)
                               101 Sunset Avenue
                               Asheboro, North Carolina 27203
                               Attention: Michael C. Miller, President
                               Fax No.: (910) 625-2452 & 626-8338

                               With a required copy to:

                               Schell Bray Aycock Abel & Livingston P.L.L.C
                               230 North Elm Street, Suite 1500
                               Greensboro, North Carolina 27401
                               Attention: Kenneth N. Shelton
                               Fax No.: 910-370-8830

Any party may by notice change the address to which notice or other communications to it are to be delivered or mailed.

         (e) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.


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         (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Agreement by Home Savings and that this Agreement may be enforced by FNB through injunctive or other equitable relief.

         (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to principles of conflicts of laws.

                  IN WITNESS WHEREOF, each of the parities hereto has executed this Agreement as of the day and year first above written.


                                   FNB CORP.

                                   By:    /s/ Michael C. Miller
                                          Michael C. Miller
                                                     President



                                   HOME SAVINGS BANK OF SILER CITY, INC., SSB


                                   By:     /s/ Edwin E. Bridges
                                           Edwin E. Bridges
                                                       President









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